Exhibit T3D.4



                        UNITED STATES DISTRICT COURT
                      EASTERN DISTRICT OF PENNSYLVANIA


IN RE: RITE AID CORPORATION        :            MDL Docket No. 1360
SECURITIES LITIGATION              :

LABORERS LOCAL 1298 ANNUITY        :            CIVIL ACTION
FUND, derivatively and on behalf   :
of RITE AID CORPORATION            :

              v.                   :

ALEX GRASS, et al.                 :            NO. 99-2493



               REVISED ORDER OF FINAL JUDGMENT AND DISMISSAL


         AND NOW, this 16th day of August, 2001, a Hearing (the "Derivative Settlement Fairness Hearing") having been held before this Court on April 6, 2001 pursuant to this Court's Order of December 18, 2000 (the "Preliminary Order"), on the Settlement set forth in a Stipulation and Agreement of Settlement of Derivative Actions as Against Defendants Other Than Martin L. Grass, Timothy J. Noonan, Frank M. Bergonzi and KPMG, LLP, dated as of December 18, 2000 (the "Derivative Stipulation") and application having been made for an award of attorneys' fees and expense reimbursement to Derivative Plaintiffs' Counsel as set forth in the Derivative Stipulation ("Fee Application"); and it appears that due notice (the "Notice") of said Derivative Settlement Fairness Hearing was given in accordance with the Preliminary Order; the respective parties having appeared by their respective attorneys, and such attorneys having been heard; all persons objecting to the proposed Settlement having been heard in opposition to the Settlement, to the release of the Settled Derivative Claims, or to the Fee Application; and the Court having on June 8, 2001 issued a Memorandum and Order disapproving the Derivative Stipulation without prejudice, sustaining in part and overruling in part objections to the Derivative Stipulation asserted by the Non-Settling Defendants, and granting the Settling Parties leave to submit a Revised Derivative Stipulation conformably with the Court*s Memorandum; and the Settling Parties having on June 25, 2001 submitted a Revised Derivative Stipulation (the "Revised Derivative Stipulation") conformably with the Court*s Memorandum; and the matters having been considered by the Court, the Court having by an Order dated August 15, 2001 overruled the Non-Settling Defendants* objections to the Revised Derivative Stipulation, and the Court having made its findings of fact and conclusions of law, as set forth below, in its Memorandum and Order of June 8, 2001 and in its Order of August 15, 2001:

         It is hereby ORDERED that:

         1. Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Revised Derivative Stipulation;

         2. The form and manner of Notice given to Shareholders of Rite Aid Corporation ("Rite Aid") are hereby determined to have been the best notice practicable under the circumstances and constitute due and sufficient notice to all persons entitled to receive such notice in compliance with the provisions of Rule 23.1 of the Federal Rules of Civil Procedure and the requirements of due process;

         3. This action is properly maintained as a derivative action under Rule 23.1 of the Federal Rules of Civil Procedure on behalf of Rite Aid and Plaintiff Laborers Local 1298 Annuity Fund is an appropriate derivative plaintiff;

         4. The Settlement is APPROVED as fair, reasonable and adequate and in the best interests of Rite Aid and its Shareholders and shall be consummated in accordance with the terms and conditions of the Revised Derivative Stipulation;

         5. This action is hereby DISMISSED WITH PREJUDICE as to the Settling Defendants and WITHOUT PREJUDICE as to the Non-Settling
Defendants;

         6. Derivative Plaintiffs, Rite Aid Shareholders and Rite Aid, and their respective successors and assigns, are hereby PERMANENTLY BARRED AND ENJOINED from instituting, commencing or prosecuting, either directly or in any other capacity, any and all Settled Derivative Claims against any and all Released Parties. The Settled Derivative Claims are hereby compromised, settled, released, discharged and dismissed as against the Released Parties on the merits and with prejudice by virtue of the proceedings herein and this Order of Final Judgment and Dismissal;

         7. In accordance with Section 4(f) (7) (A) of the Private Securities Reform Act of 1995, 15 U.S.C. ss. 78u-4 (f) (7) (A), each of the Released Parties is by virtue of this Settlement DISCHARGED from all claims for contribution that have been or may hereafter be brought by or on behalf of any of the Non-Settling Defendants or any of the Settling Defendants based upon, relating to, or arising out of the Settled Derivative Claims insofar as such Settled Derivative Claims arise under the federal securities laws. Accordingly, (a) the Non-Settling Defendants and the Settling Defendants are hereby permanently barred, enjoined and restrained from commencing, prosecuting or asserting any such claim for contribution against any Released Party based upon, relating to, or arising out of the Settled Derivative Claims insofar as such Settled Derivative Claims arise under the federal securities laws, and (b) the Released Parties are hereby permanently barred, enjoined and restrained from commencing, prosecuting or asserting any claim for contribution against the Non-Settling Defendants based upon, relating to, or arising out of the Settled Derivative Claims insofar as such Settled Derivative Claims arise under the federal securities laws. For purposes of this paragraph 7 and the following paragraphs 8-10, "Non-Settling Defendants" shall include any person who the Derivative Plaintiffs, Rite Aid or the Class Plaintiffs as Rite Aid's assignee may hereafter sue on any claim based upon, relating to, or arising out of the Settled Derivative Claims;

         8. In accordance with applicable federal and state law (including, without limitation, 10 Del. C. ss. 6304(b) and 42 Pa. Cons. Stat. Ann. ss.
8327), and in light of the provisions of paragraph 14 (e) of the Revised Derivative Stipulation, (a) the Non-Settling Defendants and the Settling Defendants are hereby PERMANENTLY BARRED, ENJOINED AND RESTRAINED from commencing, prosecuting, or asserting any claim, however styled, whether for indemnification, contribution or otherwise, and whether arising under state, federal or common law, against the Released Parties based upon, arising out of or relating to the Settled Derivative Claims; and (b) the Released Parties are hereby permanently barred, enjoined and restrained from commencing, prosecuting or asserting any other claim, however styled, whether for indemnification, contribution or otherwise, and whether arising under state, federal or common law against the Non-Settling Defendants based upon, arising out of or relating to the Settled Derivative Claims. Further, in accordance with the applicable provisions of the Uniform Contribution Among Joint Tortfeasors Act (10 Del. C. ss. 6302(c) and 42 Pa. C.S.A. ss. 8324(c)) plaintiffs, as assignees of Rite Aid, are hereby permanently barred, enjoined and restrained from commencing, prosecuting, or asserting any claim of Rite Aid to recover contribution from the Non-Settling Defendants as joint tortfeasors;

         9. In accordance with applicable federal and state law, and paragraph 14(e) of the Derivative Stipulation, any final verdict or judgment that may be obtained by Derivative Plaintiffs, Rite Aid or the Class Plaintiffs as Rite Aid's assignee against any Non-Settling Defendant shall be reduced by the greater of (a) an amount that corresponds to the percentage of responsibility of the Settling Defendants and the Released Parties for the claims asserted by or on behalf of Derivative Plaintiffs, Rite Aid or its assignee, or (b) the value of the consideration paid by or on behalf of the Settling Defendants in connection with the Settlement;

         10. In accordance with paragraph 14(e) of the Revised Derivative Stipulation, any judgment that may be obtained by Derivative Plaintiffs, Rite Aid or the Class Plaintiffs as Rite Aid's assignee against any Non-Settling Defendant shall be reduced or credited (up to the amount of such judgment) by an amount equal to the amount of any final non-appealable judgment which such Non-Settling Defendant may obtain against any of the Released Parties based upon, arising out of or relating to the Settled Derivative Claims; provided, however, that such judgment reduction shall apply to any judgment on the claims of the Non-Settling Defendants described in paragraph 11 below;

         11. Notwithstanding the foregoing, this Order does not bar, extinguish or otherwise affect or apply to:

         (a) any claim of Messrs. Grass, Bergonzi or Noonan against Rite Aid arising by contract or under Rite Aid's Bylaws or Articles of Incorporation for the advancement of the reasonable costs of the defense of any action or proceeding in which they are or to which they may become a party by virtue of their service as officers and/or directors of Rite Aid;

         (b) any direct claim of KPMG against any of the Released Parties for reimbursement of the reasonable costs of its defense of these actions in the event it is judicially determined that KPMG is not liable to Plaintiffs;

         (c) any claim of Mr. Noonan or Mr. Bergonzi against Rite Aid under their respective separation agreements and any claim of Mr. Grass against Rite Aid relating to his separation from Rite Aid;

         (d) any claim of the Non-Settling Defendants for defamation; and nothing in this paragraph shall be deemed to create or acknowledge the existence or validity of any claim of the Non-Settling Defendants or limit any defense to any such claim;

         12. Neither the releases effected by this settlement nor this bar order shall operate to release, bar, extinguish or otherwise effect, and the term "Settled Claims" shall not be deemed to include, any claim against the Released Parties under the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sec. 1001, et seq. (ERISA) to recover losses sustained by any employee pension benefit plan sponsored by Rite Aid and qualified under ERISA (including the Rite Aid 401(k) Employee Investment Opportunity Plan, the Rite Aid Distribution Employees Savings Plan and the Perry Distributors, Inc. 401(k) Plan (collectively, the "Plans")) arising (a) uniquely under ERISA, or (b) from Rite Aid's failure to file a form S-8 for the Plans or to take corrective measures (including freezing stock purchases and seeking recission of prior stock purchases) when Rite Aid discovered no such filing had been made. Nothing in this paragraph shall be deemed to create or acknowledge the existence or validity of any claim on behalf of the Plans or limit any defense to any such claim;

         13. Neither this Order of Final Judgment and Dismissal, the Revised Derivative Stipulation, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, nor any of the documents or statements referred to therein shall be:

         (a) offered or received against the Settling Defendants or against the Derivative Plaintiffs as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any of the Settling Defendants or by any of the Derivative Plaintiffs with respect to the truth of any fact alleged by Derivative Plaintiffs or the validity of any claim that had been or could have been asserted in the Actions or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Actions or in any litigation, or of any liability, negligence, fault, or wrongdoing of Settling Defendants;

         (b) offered or received against the Settling Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Settling Defendant, or against the Derivative Plaintiffs as evidence of any infirmity in the claims of Derivative Plaintiffs;

         (c) offered or received against the Settling Defendants or against the Derivative Plaintiffs as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the parties to the Derivative Stipulation, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of the Derivative Stipulation; provided, however, that Settling Defendants may refer to the Derivative Stipulation to effectuate the liability protection granted them thereunder;

         (d) construed against the Settling Defendants or the Derivative Plaintiffs as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; or

         (e) construed as or received in evidence as an admission, concession or presumption against Derivative Plaintiffs or any of them that any of their claims are without merit or that damages recoverable in the Derivative Actions would not have exceeded the Derivative Settlement Amount;

         14. The Fee Application is GRANTED and Derivative Plaintiffs' Counsel are hereby awarded $1,000,000 from the Derivative Settlement Amount as and for their reasonable attorneys' fees and for reimbursement for expenses incurred in connection with the Derivative Actions;

         15. Jurisdiction is hereby retained over the parties for all matters relating to this action, including the interpretation, effectuation or enforcement of the Revised Derivative Stipulation and this Order of Final Judgment and Dismissal; and

         16. There is no just reason for delay in the entry of this Order of Final Judgment and Dismissal and immediate entry by the Clerk of the Court is expressly directed pursuant to Rule 54(b) of the Federal Rules of Civil Procedure.

                                         BY THE COURT:


                                         -------------------------------
                                         Stewart Dalzell, J.